Exhibit 99.1

Eloxx Pharmaceuticals Appoints Robert Ward Chairman and Chief Executive Officer

Biopharmaceutical Industry Leader with Extensive Experience In Drug Development, Strategic Business Combinations and Commercialization to Lead The Company’s Strategy, Vision and Execution

Waltham, MA – December 27, 2017 – Eloxx Pharmaceuticals, Inc. (“Eloxx”) (OTCQB: SVOND), a clinical-stage biopharmaceutical company developing novel small molecule medicines to treat rare and ultra-rare genetic diseases caused by nonsense mutations today announced that Robert (“Bob”) Ward has been appointed Chairman of the Board of Directors of Eloxx (the “Board”) and Chief Executive Officer effective immediately. Bob succeeds outgoing Chairman of the Board, Robert Heft, and current founder and Chief Executive Officer Dr. Silvia Noiman at a critical inflection point for Eloxx as the company advances its lead candidate ELX-02, a novel translational read-through inducing drug (TRID), through the completion of Phase 1 clinical trials and navigates its transition from a private to a public company.

Mr. Ward brings to Eloxx more than 30 years of experience as a global biopharmaceutical industry leader with experience across the full spectrum of drug development, commercialization, and strategic business development transactions. Mr. Ward most recently was the President and Chief Executive Officer of Radius Health, Inc. (“Radius”).

"We are pleased to have attracted an experienced leader with Bob’s proven track record of success to Eloxx,” said Dr. Robert Heft. “Having previously lead a fully integrated commercial biopharmaceutical company to achieve its first drug approval and product launch, we are confident that Bob is the right leader to advance Eloxx as we seek to develop and commercialize our novel small molecule medicines to treat rare and ultra-rare genetic diseases.”

“Bob has already built substantial value for patients, employees, and shareholders through his management of the development and commercialization of important drugs, transformative business development transactions and substantial financings,” said Dr. Noiman. “As a fellow Board member, I look forward to working with Bob during the transition as we advance our pipeline and build Eloxx.”

“I am excited to have the opportunity to lead Eloxx and build upon the successful work of Drs. Heft and Noiman. Today the Company is poised to accelerate our portfolio and to potentially improve the lives of patients with rare diseases while continuing to build our Company and create substantial value for shareholders and our employees,” said Mr. Ward. “We are grateful for Dr. Heft’s service and many contributions to the Board and our shareholders.”

Mr. Ward was formerly the President and Chief Executive Officer of Radius, where he helped the company successfully complete its Initial Public Offering in 2014, and lead the development, approval and launch of the company’s TYMLOS™ injection. He is a global pharmaceutical industry leader managing all stages of drug development, commercialization, and strategic deal making and partnerships across multiple therapeutic areas. Prior to joining Radius, Mr. Ward was Vice President for Strategy and External Alliances for the New Opportunities iMed of Astra Zeneca from 2011 to 2013. He has held a series of progressive management and executive roles with established companies such as NPS Pharmaceuticals, Schering-Plough (Merck), Pharmacia (Pfizer), Bristol-Myers Squibb and Genentech. Mr. Ward has been a Director of Akari Therapeutics, Plc since October 14, 2016. He served as a Director of Radius from December 2013 until July 16, 2017. Mr. Ward serves as a Director of the Massachusetts High Technology Council. Mr. Ward received a B.A. in Biology and a B.S. in Physiological Psychology, both from the University of California, Santa Barbara, an M.S. in Management from the New Jersey Institute of Technology and an M.A. in Immunology from the John Hopkins University School of Medicine.

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel small molecule medicines to treat many rare and ultra-rare genetic diseases caused by nonsense mutations. Nonsense mutations are a class of genetic defects that result in premature termination of protein synthesis. These nonsense mutations have been identified in over 2,000 rare and ultra-rare diseases. As a consequence, patients with a genetic disease caused by nonsense mutations have absent or truncated nonfunctional proteins, accounting for some of the most severe phenotypes in these genetic diseases. Eloxx’s lead product candidate, ELX-02, is an investigational, novel translational read-through inducing drug designed to restore synthesis of full-length functional proteins. ELX-02 is an investigational agent undergoing clinical trials and has not been approved by any global regulatory body. Eloxx was founded in 2013 and is headquartered in Waltham, MA, with R&D operations in Rehovot, Israel.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the ability of the Company to consummate additional financings; the development of the Company’s antibody technology; the approval of the Company’s patent applications; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance; and the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update or revise such forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Eloxx Pharmaceuticals
Greg Weaver, CFO
greg@eloxxpharma.com

Or

Barbara Ryan
Barbara Ryan Advisors
b.ryan12@me.com